CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              HOMEGATE CORPORATION

                                 * * * * * * * *

         HOMEGATE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: By unanimous consent of the Board of Directors and consent of the majority stockholders of the Corporation resolutions were duly adopted summarizing proposed amendments to the Certificate of Incorporation of said Corporation. The resolutions summarizing the proposed amendments are as follows:

         RESOLVED, the Majority Shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's articles of incorporation to change the Corporation's name to Covenant Financial Corporation and the officers of the Corporation are hereby authorized and directed to take such actions as they may deem appropriate to effect the name change.

         SECOND: That, in accordance with the resolution set forth in ONE above,
Article 1 of the Corporation's Certificate of Incorporation, as amended, be amended to change the Corporation's name to Covenant Financial Corporation.

                                    ARTICLE 1

     The name of the corporation is Covenant Financial Corporation.

     THIRD: The second resolution approved by unanimous consent of the Board of Directors and by the majority stockholders is as follows:

     RESOLVED, the majority shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's articles of incorporations to effect a 1:10 reverse stock split to shareholders to be carried out as soon as possible and to re-authorize 50,000,000 shares of the Corporation's common stock with a par value of $.001 per share each.

     FOURTH:  That, in accordance  with the resolution set forth in THREE above,
Article 4 of the Corporation's Certificate of Incorporation, as amended, be amended to effect a 1:10 reverse stock split and re-authorize the authorized shares and the par value.

     FIFTH: The third resolution approved by unanimous consent of the Board of Directors and the majority stockholders is as follows:
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         RESOLVED,  the majority shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's articles of incorporations to authorize preferred stock.

     SIXTH:  That, in accordance  with the  resolution  set forth in FIVE above,
Article 4 of the Corporation's Certificate of Incorporation, as amended, be amended to authorize preferred stock.

                                    ARTICLE 4

     The total number of shares of stock which the Corporation shall have authority to issue is 55,000,000, consisting of 50,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 5,000,000 shares of preferred stock par value $.001 per share ("Preferred Stock").

     The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares to Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

     SEVENTH: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority the amendments were properly approved in accordance with Delaware law.

     EIGHTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     NINTH: These amendments shall become effective on March ___, 2002.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 21st day of March, 2002.

                                                   HOMEGATE CORPORATION

                                                By: /s/ Gary Bell
                                                   -----------------------------
                                                    Gary Bell, President